Exhibit 10.3

April 8, 2026

Kevin Thompson

9950 E 63rd Drive

Denver CO 80238

Re: Offer of Employment

Dear Kevin:

On behalf of the Board of Directors for United Business Bank, we are pleased to express our interest in having you join our team as Executive Vice President/Chief Financial Officer and Corporate Secretary at our Walnut Creek Office.

We would like to offer the general terms of your employment as follows:

Position:	Executive Vice President/Chief Financial Officer/Corporate Secretary– Full-Time/Non-Exempt

Reports to:	Chief Executive Officer and President

Anticipated Start Date:	April 13, 2026

Salary:	$450,000

Incentive Plan:	Eligible to participate in the Bank Performance Plan. The target incentive bonus shall be 60% of base salary assuming 100% of the bank performance goals are met.

Restricted Stock Grants:	Eligible for a annual restricted stock grant for a number of shares of Company common stock equal to 20% of base salary, vested over five years.

Vacation:	Four Weeks’ Vacation per annum

Sick Time:	One hour of Sick Time earned for every 30 hours worked in compliance with company policy, local, state, and federal laws.

Float Day:	One Float Day per year beginning in 2027

Group Insurance:	Medical, Dental, Vision and Life Insurance for you beginning on the first of the month following your first day of employment at a shared premium cost. More details to follow.

401K Plan:

At this time, United Business Bank will match dollar-for-dollar, the first 3% of eligible pay that an employee contributes to the plan, as well as a 50% match of each dollar that is contributed between 3% and 5% of eligible pay.

Other Benefits:	Other standard benefits as defined in the Employee Handbook.

The Chief Financial Officer and Corporate Secretary (CFO) is responsible for all of the finance and accounting systems and processes including corporate risk monitoring related to loans, interest rates, capital, and liquidity, strategic planning, performance management, cost controls, budgeting, liquidity and investment management, taxes, asset/liability management, insurance, accounts payable, fixed assets and liaison with regulators and auditors. The CFO is responsible for developing, implementing, and managing compliance with Bank policies including the Asset/Liability Policy, Liquidity and Investment Policy, Ethics Policy and all other policies and procedures related to the CFO’s scope of responsibility. The CFO is responsible for monitoring and managing the Bank’s compliance with various laws and regulations such as capital requirements. The CFO is responsible for the accuracy of the Bank’s financial statements and ensuring that an adequate internal control environment is maintained. The CFO is responsible for periodic press releases and investor relations. The CFO is also responsible for leading due diligence efforts related to mergers and acquisitions. The CFO is a member of the executive management team and is also the corporate secretary of the Bank. As Corporate Secretary, the CFO is responsible for recording the minutes of all corporate meetings and maintaining the corporate records. This position will also manage the Information Technology team and processes and ensures that our IT program is appropriate for our size and complexity, meets budget and plan, meets regulatory expectations, and is safe from intrusion. For an interim period, the CFO will also be responsible for managing Loan Servicing and Loan Documentation teams and processes.

Growth Strategy and Market Opportunity

Once approved by the Board of Directors, this position, along with the Executive Vice Chairman and the Chief Executive Officer, will implement a three-part strategy that includes:

•	Build a disciplined, relationship-driven growth engine that generates consistent loan and deposit organic growth, expanding the Company’s balance sheet and market presence across the Western Region.
•	Convert balance sheet growth into improved earnings per share and returns on equity, propelling the franchise’s standalone earnings power and improving the Company’s trading multiple.
•

With a demonstrated track record of organic growth and earnings improvement, pursue larger and more transformational combinations across the Western Region that accelerate the build-out of a premier Western Regional Bank.

500 Ygnacio Valley Road • Suite 200 • Walnut Creek, CA 94596 • T: 925.476.1800 • F: 925.476.1846

www.unitedbusinessbank.com

A detailed job description and a copy of the Employee Handbook will be given to you on your first day of employment with United Business Bank.

This offer of employment is contingent upon your successful completion of a background check and fingerprint investigation, as well as your ability to provide documentation establishing your identity and legal right to work in the United States (Form I-9).

Kevin, we look forward to working with you and creating a success story that we can all be proud of. If you have any questions regarding this offer, please reach out to me.

Please indicate your acceptance by signing below and returning this letter to Janet King at jking@ubb-us.com within two business days. For confidentiality purposes, please do not fax.

Sincerely,

Lloyd Kendall

Lloyd Kendall

Chairman of the Board

/s/ Kevin Thompson	4/8/26
Kevin Thompson	Date

500 Ygnacio Valley Road • Suite 200 • Walnut Creek, CA 94596 • T: 925.476.1800 • F: 925.476.1846

www.unitedbusinessbank.com